Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

GAN LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)		Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value $0.01 per share	Other	1,250,000	(3)	1.525		$1,906,250	0.00011020		$210.07	—	—	—	—
Fees Previously Paid								$—		$
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—		—	—		—	—	—	—	—
Total Offering Amounts							$				$210.07
Total Fees Previously Paid											$—
Total Fee Offsets											$—
Net Fee Due											$210.07

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.
(2)	Estimated solely for the purpose of calculating the registration pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices reported on the Nasdaq Capital Market on May 4, 2023.
(3)	Represents ordinary shares of the Company to be offered and sold by the selling stockholder identified in this registration statement.